800 and 900 CONCAR DRIVE
SAN MATEO, CALIFORNIA

OFFICE LEASE AGREEMENT
BETWEEN
WILSON EQUITY OFFICE, L.L.C.
("LANDLORD")
AND
SIEBEL SYSTEMS, INC.,
a Delaware corporation
("TENANT")

TABLE OF CONTENTS

I	Basic Lease Information	1
II	Lease Grant	3
III	Term; Adjustment of Commencement Date; Possession	3
IV	Rent	5
V	Compliance with Laws; Use	9
VI	Prepaid Rent	10
VII	Services to be Furnished by Landlord	10
VIII	Leasehold Improvements	11
IX	Repairs and Alterations	12
X	Use of Electrical Services by Tenant	13
XI	Entry by Landlord	14
XII	Assignment and Subletting	14
XIII	Liens	17
XIV	Indemnity and Waiver of Claims	17
XV	Insurance	18
XVI	Subrogation	18
XVII	Casualty Damage	19
XVIII	Condemnation	20
XIX	Events of Default	20
XX	Remedies	21
XXI	Limitation of Liability	23
XXII	No Waiver	23
XXIII	Quiet Enjoyment	23
XXIV	Relocation	23
XXV	Holding Over	23
XXVI	Subordination to Mortgages; Estoppel Certificate	24
XXVII	Attorneys' Fees	24
XXVIII	Notice	24
XXIX	Excepted Rights	25
XXX	Surrender of Premises	25
XXXI	Miscellaneous	25
XXXII	Entire Agreement	27

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OFFICE LEASE AGREEMENT

This OFFICE LEASE AGREEMENT (the "Lease") is made and entered into as of the 14th day of September, 2000, by and between WILSON EQUITY OFFICE, L.L.C. ("Landlord") and SIEBEL SYSTEMS, INC., a Delaware corporation ("Tenant").

  Basic Lease Information

    "Buildings" shall mean the buildings located at 800 and 900 Concar Drive, San Mateo, California, collectively.

    "Rentable Square Footage of the Buildings" is estimated to be 205,000 square feet, as more particularly shown on Exhibit A-1 attached hereto.

    "Premises" The Premises shall consist of all of the leasable area in the Buildings which is contemplated to be approximately 205,000 rentable square feet.

    "Base Rent":

    Months 1 - 12:
    Months 13 - 24:
    Months 25 - 36:
    Months 37 - 48:
    Months 49 - 60:
    Months 61 - 72:
    Months 73 - 84:
    Months 85 - 96:
    Months 97 - 108:
    Months 109 - 120:
    Months 121 - 132:
    Months 133 - 144:
    Months 145 - 156:

    $5.85 per rentable square foot per month
    $6.05 per rentable square foot per month
    $6.26 per rentable square foot per month
    $6.48 per rentable square foot per month
    $6.71 per rentable square foot per month
    $6.95 per rentable square foot per month
    $7.19 per rentable square foot per month
    $7.41 per rentable square foot per month
    $7.63 per rentable square foot per month
    $7.86 per rentable square foot per month
    $8.10 per rentable square foot per month
    $8.34 per rentable square foot per month
    $8.59 per rentable square foot per month

    The Base Rent is subject to adjustment as provided in Exhibit D and Exhibit E attached hereto.

    "Tenant's Pro Rata Share": 100%, subject to adjustment if there are other tenants of the Property.

    "Term": 156 full calendar months (plus any partial month at the beginning of the Term); subject to Tenant's Extension Options as provided in Exhibit E attached hereto.

    "Tenant Allowance": $25.00 per rentable square foot, subject to the provisions of Exhibit D.

    "Prepaid Rent": $1,199,250.00 which represents estimated first month's Base Rent.

    "Guarantor(s)": Not Applicable.

    "Broker(s)": Resource Real Estate Group, Inc. who represents Tenant.

    "Permitted Use": General Office Use (including training), and related child care services for its employees and permitted transferees (if and to the extent such services are permitted by and accomplished in accordance with applicable law).

    "Notice Addresses":

    Tenant:

    Notices shall be sent to Tenant at the following address:

    Siebel Systems, Inc.
    2207 Bridgepointe Parkway
    San Mateo, CA 94404
    Attention: Vice President, Real Estate and Facilities

    With a copy to:

    Siebel Systems, Inc.
    2207 Bridgepointe Parkway
    San Mateo, CA 94404
    Attention: General Counsel

    Landlord:

    Wilson Equity Office, L.L.C.
    120 Howard, Suite 600
    San Francisco, CA 94105
    Attention: General Counsel

    With a copy to:

    Equity Office Properties
    Two North Riverside Plaza
    Suite 2200
    Chicago, IL 60606
    Attention: Regional Counsel - Pacific Region

    Rent (defined in Section IV.A) is payable to the order of Landlord at the following address:

    Wilson Equity Office, L.L.C.
    120 Howard, Suite 600
    San Francisco, CA 94105
    Attention: General Counsel

    "Business Day(s)" are Monday through Friday of each week, exclusive of New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day ("Holidays"). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Buildings are located.

    "Landlord Work" means the work, if any, that Landlord is obligated to construct pursuant to a separate work letter agreement (the "Work Letter") attached as Exhibit D.

    "Law(s)" means all applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity.

    "Normal Business Hours" for the Buildings are 8:00 A.M. to 6:00 P.M. on Business Days and 8:00 A.M. to 12:00 P.M. on Saturdays.

    "Property" means the Buildings and the parcel(s) of land (which land is more particularly described on Exhibit A-2 attached hereto) on which it is located and, at Landlord's discretion, the Building garage and other improvements serving the Buildings, if any, and the parcel(s) of land on which they are located.

    "Project" shall mean the Buildings and the Exterior Common Areas located on the Property.

    "Exterior Common Areas" shall mean those areas of the Project or the Property which are not located within the Buildings and which are provided and maintained for the use and benefit of Landlord and tenants of the Buildings or the Project generally, and the employees, invitees and licensees of Landlord and such tenants, including, without limitation any parking garage, surface parking, fountains, artificial lakes, sidewalks, walkways, plazas, roads, loading and unloading areas, trash areas, and landscapes.

  Lease Grant.

  Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property that are designated by Landlord for the common use of tenants and others, such as sidewalks, unreserved parking areas, common corridors, elevator foyers, restrooms, vending areas and lobby areas (the "Building Common Areas"). Landlord and Tenant agree that the rentable area of the Premises for all purposes under this Lease shall be the Rentable Area specified in the Basic Lease Information, except as provided below. Upon completion of the Building Shell (as that term is defined in Exhibit D), the base building architect (the "Architect"), which currently is Gensler, shall measure the Premises and Buildings using the "Standard Measure for Measuring Floor Area in Office Buildings" published by the Secretariat, Building Owners and Managers Association International (ANSI/BOMA Z65.1-1996), approved June 7, 1996. Base Rent, Additional Rent, the Tenant Improvement Allowance, and all other items which are calculated based on the rentable square footage of the Premises shall be adjusted based upon the Architect's determination of the rentable square footage of the Premises. Upon the Architect's determination of the actual Rentable Area, the parties agree to confirm such Rentable Area for the Premises in the form of the Commencement Letter attached hereto as Exhibit C.
  Term; Adjustment of Commencement Date; Possession.

    The term of this Lease (the "Term") shall commence on the Commencement Date as described below and, unless sooner terminated or extended, shall expire at the end of the Term set forth in the Basic Lease Information (the "Termination Date"). The "Commencement Date" shall be the Rent Commencement Date (as that term is defined below) with respect to the last floor of the Premises delivered by Landlord to Tenant. The parties anticipate that the Commencement Date will occur on or about December 1, 2002 (the "Scheduled Commencement Date"); provided, however, that Landlord shall not be liable for any claims, damages or liabilities if the Premises are not ready for occupancy by the Scheduled Commencement Date. When the Commencement Date has been established, Landlord and Tenant shall at the request of either party confirm the Commencement Date and Expiration Date in the form of a Commencement Letter attached hereto as Exhibit C. Landlord and Tenant acknowledge and agree that Landlord shall deliver to Tenant the Premises on a floor-by-floor basis. Notwithstanding anything to the contrary contained herein, all of the terms and conditions of this Lease shall apply to the floors of the Premises delivered to Tenant prior to the Commencement Date and the rent commencement date (the "Rent Commencement Date") with respect to each floor delivered to Tenant shall be the earlier of (a) fifteen (15) days after the date on which Landlord tenders possession of such floor of the Premises to Tenant, with all of Landlord's construction obligations, if any, Substantially Completed as provided in the Construction Rider or, in the event of any Tenant Delay (as that term is defined below), the date on which Landlord could have done so had there been no such Tenant Delay; or (b) the date upon which Tenant, with Landlord's written permission, actually occupies and conducts business on such floor(s) of the Premises, but in no event shall any Rent Commencement Date be earlier than the date on which the Building lobby is improved so that at least two elevators are in operation and serving the delivered floor(s), and the base systems providing HVAC, electricity, plumbing and water to the delivered floor(s) are in good working order. Tenant shall pay to Landlord Base Rent and Additional Rent with respect to any such floor(s) of the Premises commencing on the Rent Commencement Date with respect to such floor(s) of the Premises. Landlord and Tenant acknowledge and agree that, certain rent and other obligations may commence earlier than the Commencement Date, on a phased basis, as floors within the Premises are delivered to Tenant, all as provided above. However, for purposes of determining the Term and the first and subsequent lease years, there shall be a single Commencement Date, determined as provided above. Promptly after the Rent Commencement Date with respect to each floor is ascertained, Landlord and Tenant shall execute, in recordable form, a written declaration setting forth the Rent Commencement Date for such floor.

    The Landlord Work shall be deemed to be "Substantially Complete" on the date that all Landlord Work has been performed, other than any details of construction, mechanical adjustment or any other similar matter, the noncompletion of which does not materially interfere with Tenant's use of the Premises as certified by Landlord's architect and approved by Tenant (such approval not to be unreasonably withheld, conditioned or delayed). However, if Landlord is delayed in the completion of the Landlord Work as a result of any Tenant Delay(s) (defined below), the Landlord Work shall be deemed to be Substantially Complete on the date that Landlord could reasonably have been expected to Substantially Complete the Landlord Work absent any Tenant Delay. "Tenant Delay" means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays the Substantial Completion of the Landlord Work, including, without limitation: (1) Tenant's failure to furnish information or approvals within any time period specified in this Lease, including the failure to prepare or approve preliminary or final plans by any applicable due date; (2) Tenant's selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay; (3) changes requested or made by Tenant to previously approved plans and specifications which result in a delay in completion; (4) performance of work in the Premises by Tenant or Tenant's contractor(s) during the performance of the Landlord Work after reasonable notice from Landlord that such work is interfering with the progress of Landlord Work; or (5) if the performance of any portion of the Landlord Work depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant's contractor(s) in the completion of such work after reasonable notice from Landlord.

    Subject to Landlord's obligation, if any, to perform Landlord Work (including punch list items) and Landlord's obligations under Section IX.B., the Premises on the Commencement Date shall be accepted by Tenant in "as is" condition and configuration. By taking possession of the Premises, Tenant shall be confirming that the Premises are in good order and satisfactory condition, and that there are no representations or warranties by Landlord regarding the condition of the Premises or the Buildings other than those expressly set forth herein, if any.

    Except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for any days of possession before the Commencement Date (or any Rent Commencement Date for an applicable floor(s)) during which Tenant, with the approval of Landlord, is in possession of the Premises for the sole purpose of performing improvements or installing furniture, equipment or other personal property. Landlord shall use reasonable efforts to allow Tenant to enter the Premises prior to the Commencement Date to take reasonable preparatory measures for its occupancy of the Premises, including, without limitation, the installation of security systems, trade fixtures, furnishings, and telephone and computer equipment, provided that no such entry or work interferes with Landlord's performance of the Landlord Work (if such entry or work interferes with Landlord's performance of the Landlord Work, Landlord will have the right to modify Tenant's right to so enter the Premises prior to the Commencement Date), but to the extent necessary, in Landlord's reasonable determination, to remedy such interference .

  Rent.

    Payments. As consideration for this Lease, Tenant shall pay Landlord, without any setoff or deduction, except as expressly set forth herein, the total amount of Base Rent and Additional Rent due for the Term. "Additional Rent" means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord. Additional Rent and Base Rent are sometimes collectively referred to as "Rent". Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable Law. Base Rent and recurring fixed monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the first full calendar month of the Term shall be payable upon the execution of this Lease by both parties. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If Tenant fails to pay any item or installment of Rent when due, Tenant shall pay Landlord an administration fee equal to 5% of the past due Rent, provided that Tenant shall be entitled to a 5-day notice and cure period for the first 2 late payments of Rent in a given calendar year. If the Term commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month, the monthly Base Rent and Tenant's Pro Rata Share of any Taxes (defined in Section IV.B.) or Expenses (defined in Section IV.B.) for the month shall be prorated based on the number of days in such calendar month. Landlord's acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept the check or payment without prejudice to that party's right to recover the balance or pursue other available remedies. Except as expressly set forth herein, Tenant's covenant to pay Rent is independent of every other covenant in this Lease.

    Expenses and Taxes. Tenant shall pay Tenant's Pro Rata Share of Expenses (defined in Section IV.C.) for each calendar year during the Term and Taxes (defined in Section IV.D.). Landlord shall provide Tenant with a good faith estimate of Tenant's Pro Rata Share of Expenses and Taxes for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant's Pro Rata Share of Landlord's estimate of the Expenses and one-twelfth of Tenant's Pro Rata Share of Landlord's estimate of the Taxes. If Landlord determines that its good faith estimate of Expenses or Taxes was incorrect by a material amount, Landlord may provide Tenant with a revised estimate no more frequently than twice per annum. After its receipt of the revised estimate, Tenant's monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of Expenses or Taxes by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year's estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year's estimate(s). Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be refunded to Tenant within 30 days or credited against the next due future installment(s) of Additional Rent.

    As soon as is practical following the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual Expenses and the actual Taxes for the prior calendar year. Landlord shall use reasonable efforts to furnish the statement of actual Expenses on or before June 1 of the calendar year immediately following the calendar year to which the statement applies. If Tenant's Pro Rata Share of the estimated Expenses and/or Taxes for the prior calendar year is more than Tenant's Pro Rata Share of actual Expenses and/or actual Taxes, as the case may be, for the prior calendar year, Landlord shall apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If Tenant's Pro Rata Share of the estimated Expenses and/or estimated Taxes for the prior calendar year is less than Tenant's Pro Rata Share of the actual Expenses and/or actual Taxes, as the case may be, for such prior year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Expenses and/or Taxes, any underpayment for the prior calendar year.

    Expenses Defined. "Expenses" means all direct and indirect costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Buildings and the Property, inclusive of the Exterior Common Areas, including, but not limited to:

      Labor costs, including, wages, salaries, social security and employment taxes, medical and other types of insurance, uniforms, training, and retirement and pension plans.

      Management fees, the cost of equipping and maintaining a management office at the Property and all accounting and bookkeeping services, legal fees not attributable to leasing or collection activity, and other administrative costs. Landlord, by itself or through an affiliate, shall have the right to directly perform or provide any services under this Lease (including management services), provided that the cost of any such services shall not exceed the cost that would have been incurred had Landlord entered into an arms-length contract for such services with an unaffiliated entity of comparable skill and experience.

      The cost of services, including amounts paid to service providers and the rental and purchase cost of parts, supplies, tools and equipment.

      Premiums and deductibles paid by Landlord for insurance, including workers compensation, fire and extended coverage, earthquake, general liability, rental loss, elevator, boiler and other insurance customarily carried from time to time by owners of comparable office buildings.

      Electrical Costs (defined below) and charges for water, gas, steam and sewer, but excluding those charges for which Landlord is entitled to be reimbursed by tenants or any other party. "Electrical Costs" means: (a) charges paid by Landlord for electricity; (b) costs incurred in connection with an energy management program for the Property; and (c) if and to the extent permitted by Law, a fee for the services provided by Landlord in connection with the selection of utility companies and the negotiation and administration of contracts for electricity, provided that such fee shall not exceed 50% of any savings obtained by Landlord. Electrical Costs shall be adjusted as follows: (i) amounts entitled to be received by Landlord as reimbursement for above standard electrical consumption shall be deducted from Electrical Costs; (ii) the cost of electricity incurred to provide overtime HVAC to specific tenants (as reasonably estimated by Landlord) shall be deducted from Electrical Costs; and (iii) if Tenant is billed directly for the cost of building standard electricity to the Premises as a separate charge in addition to Base Rent, the cost of electricity to individual tenant spaces in the Buildings shall be deducted from Electrical Costs.

      The amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made to the Property, and which are: (a) performed primarily to reduce operating expense costs or otherwise improve the operating efficiency of the Property, or (b) required to comply with any Laws that are enacted, or first interpreted to apply to the Property, after the date of this Lease. The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or 5 years. The amortized cost of capital improvements may, at Landlord's option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement. "Payback Period" means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement.

    If Landlord incurs Expenses for the Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Property and the other buildings or properties. Expenses shall not include: (i) the cost of capital improvements (except as set forth above); (ii) depreciation; (iii) interest (except as provided above for the amortization of capital improvements); (iv) principal payments of mortgage and other non-operating debts of Landlord; (v) the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; (vi) costs in connection with leasing space in the Project, including without limitation brokerage commissions, advertising expenses and expenses of renovating space for new tenants; (vii) lease concessions, including rental abatements and construction allowances, granted to specific tenants; (viii) costs incurred in connection with the sale, financing or refinancing of the Buildings; (ix) fines, interest and penalties incurred due to the late payment of Taxes (defined in Section IV.D) or Expenses; (x) organizational expenses associated with the creation and operation of the entity which constitutes Landlord; (xi) any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Project under their respective leases; (xii) the cost of services that are not available to Tenant under this Lease or for which Tenant reimburses Landlord as a separate charge (other than through Expenses); (xiii) Landlord's costs of electricity and other services sold or provided to tenants in the Project and for which Landlord is entitled to be reimbursed by such tenants as a separate additional charge or rental over and above the base rental or additional base rental payable under the lease with such tenant; (xiv) attorneys' fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants or other occupants of the Project or with prospective tenants (other than attorneys' fees, costs and disbursements and other expenses incurred by Landlord in seeking to enforce Project rules and regulations); (xv) rent under any ground lease, (xvi) the cost of Landlord's repair of latent defects, as described in Section III.B above, (xvii) the cost or expense related to the removal, cleaning, abatement or remediation of "hazardous materials" as defined under applicable Laws in effect as of the Commencement Date in or about the Buildings or Property, including, without limitation, hazardous materials in the ground water or soil, provided that the cost of removing oil in the normal course of operating, maintaining and repairing an emergency generator, boiler or other Building system shall not be excluded from expenses or (xviii) any other cost, expense or charge which, in accordance with general industry practice with respect to the operation of a first-class office building, would not be construed as an "operating expense". Expenses shall also not include any cost arising from the design, improvement or construction of the Project or Landlord Work, including the cost of investigating or remediating any defects therein.

    Taxes Defined. "Taxes" shall mean: (1) all real estate taxes and other assessments on the Buildings and/or the Property, including, but not limited to, assessments for special improvement districts and building improvement districts, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property's share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (2) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (3) all reasonable costs and fees incurred in connection with seeking reductions in any tax liabilities described in (1) and (2), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, franchise, capital stock, gift, estate or inheritance tax. If an assessment is payable in installments, Taxes for the year shall include the amount of the installment and any interest due and payable during that year. For all other real estate taxes, Taxes for that year shall, at Landlord's election, include either the amount accrued, assessed or otherwise imposed for the year or the amount due and payable for that year, provided that Landlord's election shall be applied consistently throughout the Term. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant's Pro Rata Share of any Taxes, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Tenant shall pay Landlord the amount of Tenant's Pro Rata Share of any such increase in the Taxes within 30 days after Tenant's receipt of a statement from Landlord, together with reasonable supporting documentation, if requested by Tenant.

    Audit Rights. Tenant may, within 90 days after receiving Landlord's statement of Expenses, give Landlord written notice ("Review Notice") that Tenant intends to review Landlord's records of the Expenses for that calendar year. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the office of the Buildings, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord's records, the agent must be with a licensed CPA firm. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. Within 60 days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an "Objection Notice") stating in reasonable detail any objection to Landlord's statement of Expenses for that year. If Tenant fails to give Landlord an Objection Notice within the 60 day period or fails to provide Landlord with a Review Notice within the 90 day period described above, Tenant shall be deemed to have approved Landlord's statement of Expenses and shall be barred from raising any claims regarding the Expenses for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant's Objection Notice. If Landlord and Tenant determine that Expenses for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. Likewise, if Landlord and Tenant determine that Expenses for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within 30 days. In addition, if Landlord and Tenant determine that Expenses for the year in question were less than stated by more than five percent (5%), Landlord, within thirty (30) days after its receipt of paid invoices therefor from Tenant, shall reimburse Tenant for any reasonable amounts paid by Tenant to third parties in connection with such review by Tenant. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord's records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due.

  Compliance with Laws; Use.

  The Premises shall be used only for the Permitted Use and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, dangerous to persons or property or which, in Landlord's reasonable opinion, unreasonably disturbs any other tenants of the Buildings or interferes with the operation of the Buildings. Subject to Landlord's obligation to complete Landlord Work in compliance with Laws, Tenant shall comply with all Laws, including the Americans with Disabilities Act, regarding the operation of Tenant's business and the use, condition, configuration and occupancy of the Premises during the Term. Tenant, within 10 days after receipt, shall provide Landlord with copies of any notices it receives regarding a violation or alleged violation of any Laws by Tenant on the Property. Landlord, at its sole cost and expense (except to the extent properly included in Expenses), shall be responsible for correcting any violations of Laws with respect to the Premises and the Building Common Areas, provided that Landlord's obligation with respect to the Premises shall be limited to violations that arise out of the condition of the Premises on the Commencement Date and prior to the installation of any furniture, equipment and other personal property of Tenant. Notwithstanding the foregoing, Landlord or Tenant shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law. Landlord or Tenant, as obligated herein, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment. Notwithstanding the foregoing, Tenant, not Landlord, shall be responsible for the correction of any violation of Laws that arise out of or in connection with the specific nature of Tenant's business in the Premises (other than general office use), the acts or omissions of Tenant, its agents, employees or contractors not otherwise permitted herein, Tenant's arrangement of any furniture, equipment or other property in the Premises, any repairs, alterations, additions or improvements performed by or on behalf of Tenant and any design or configuration of the Premises specifically requested by Tenant. Tenant shall comply with the rules and regulations of the Buildings attached as Exhibit B and such other reasonable rules and regulations adopted by Landlord from time to time; subject to the provisions of Articles VII, XVII and XVIII below, Tenant will have access to the Premises and Buildings twenty-four (24) hours per day, seven (7) days per week, via a card reader system. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations. Landlord shall not knowingly discriminate against Tenant in Landlord's enforcement of the rules and regulations.
  Prepaid Rent.

  Simultaneously with the execution and delivery of this Lease by both parties, Tenant shall pay to Landlord the prepaid rent set forth in the Basic Lease Information section of this Lease which prepaid rent shall be held by Landlord and applied against the first Base Rent due under this Lease until exhausted.

  Services to be Furnished by Landlord.

    Landlord agrees to furnish Tenant with the following services: (1) water service for use in the lavatories on each floor on which the Premises are located; (2) Heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as are standard for comparable buildings or as required by governmental authority. So long as Tenant leases all of a Building, Tenant shall have the right to designate other or additional hours which shall constitute Normal Business Hours except all such hours in excess of 55 hours per week shall constitute after hours HVAC for purposes of Tenant's payment of costs as described below. Tenant shall have the right to adjust the HVAC temperatures within the Premises at Tenant's discretion, subject to internal HVAC control mechanisms and to guidelines promulgated by Landlord from time to time with regard to maximum and minimum temperatures. Tenant, upon such advance notice as is reasonably required by Landlord, shall have the right to receive HVAC service during hours other than Normal Business Hours. For so long as Tenant leases all of a Building, Tenant shall have the right to initiate such after hours service itself for that Building. Tenant shall pay Landlord Landlord's costs with respect to rendering such after hours HVAC service. Landlord's costs with respect to such after hours HVAC service shall include the cost of water and electricity; (3) Maintenance and repair of the Property as described in Section IX.B; and (4) Janitor service on Business Days. If Tenant's use, floor covering or other improvements require special services in excess of the standard services for the Buildings, Tenant shall pay the additional cost attributable to the special services; (5) Elevator service; (6) Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions in Article X; and (7) such other services as Landlord reasonably determines are necessary or appropriate for the Property.

    Landlord's failure to furnish, or any interruption or termination of, services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Landlord (a "Service Failure") shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, if the Premises, or a material portion of the Premises, is made untenantable for a period in excess of 3 consecutive Business Days as a result of the Service Failure, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 4th consecutive Business Day of the Service Failure and ending on the day the service has been restored. If the entire Premises has not been rendered untenantable by the Service Failure, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises rendered untenantable and not used by Tenant. In no event, however, shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant's Property (defined in Article XV), arising out of or in connection with the failure of any security services, personnel or equipment.

    In addition, notwithstanding anything to the contrary contained in this Lease, if: (i) Landlord elects to perform work in the Buildings which prevents Tenant from having access to the Premises for a period in excess of three (3) consecutive Business Days after Tenant notifies Landlord of such prevention; (ii) such work does not arise as a result of an act or omission of, or at the request of, Tenant; (iii) such work is not caused by a fire or other casualty (in which case Article XVII shall control); and Tenant in fact ceases to use the Premises, or material portion thereof, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Base Rent payable hereunder during the period beginning on the fourth (4th) consecutive Business Day of such interference and ending on the day when the access to the Premises has been restored. In the event the entire Premises has not been rendered inaccessible by the interference, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises so rendered inaccessible and not used by Tenant.

  Leasehold Improvements.

  Upon the expiration or earlier termination of the Lease, all improvements to the Premises (collectively, "Leasehold Improvements") shall be owned by Landlord and shall remain upon the Premises, except as provided herein, without compensation to Tenant except as provided in Section XII. However, Landlord, by written notice to Tenant given at least 10 days prior to the Termination Date, may require Tenant to remove, at Tenant's expense: (1) Cable (defined in Section IX.A) installed by or for the exclusive benefit of Tenant and located in the Premises or other portion of the Buildings except Cable which is integrated into the Building core system and which would be cost prohibitive for either Landlord or Tenant to remove; and (2) any Leasehold Improvements (other than the Landlord Work) that are performed by or for the benefit of Tenant and, in Landlord's reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (collectively referred to as "Required Removables"). Notwithstanding the foregoing, Landlord, at the time it grants approval for a proposed Alteration (defined in Section IX.C), shall advise Tenant whether the Alteration and/or Leasehold Improvements or any portion thereof will be designated as a Required Removable. Without limitation, it is agreed that Required Removables include internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications of any type. The Required Removables designated by Landlord shall be removed by Tenant before the Termination Date, provided that upon prior written notice to Landlord, Tenant may remain in the Premises for up to 5 days after the Termination Date for the sole purpose of removing the Required Removables. Tenant's possession of the Premises shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Rent on a per diem basis at the rate in effect for the last month of the Term. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to remove any Required Removables or perform related repairs in a timely manner and shall not commence such removal or repair within five days of receiving written notice from Landlord of such failure, Landlord, at Tenant's expense, may remove and dispose of the Required Removables and perform the required repairs. Tenant, within 30 days after receipt of an invoice together with reasonable supporting documentation of the amounts set forth in the invoice, shall reimburse Landlord for the reasonable costs incurred by Landlord pursuant to the foregoing sentence.
  Repairs and Alterations.

    Tenant's Repair Obligations. Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord's express responsibility under this Lease, and shall keep the Premises in good condition and repair, reasonable wear and tear and damage due to casualty or condemnation excepted. Tenant's repair obligations include, without limitation, repairs to: (1) floor covering; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, "Cable") that is installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Buildings; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, and similar facilities serving Tenant exclusively; and (7) Alterations performed by contractors retained by Tenant, including related HVAC balancing. All work shall be performed in accordance with the rules and procedures described in Section IX.C. below. If Tenant fails to commence making any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within 30 days after receipt of an invoice together with reasonable supporting documentation of the amounts set forth in the invoice, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

    Landlord's Repair Obligations. Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) structural elements and foundation of the Buildings; (2) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Buildings in general; (3) Exterior Common Areas and landscaping; (4) the roof and garage of the Buildings; (5) exterior windows of the Buildings; and (6) elevators serving the Buildings; and (7) all repairs and replacements arising from any defects in the design, construction or installation of Landlord Work. Landlord shall promptly make repairs (considering the nature and urgency of the repair) for which Landlord is responsible.

    Alterations. Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Buildings (collectively referred to as "Alterations") without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. However, Landlord's consent shall not be required for any Alteration that satisfies all of the following criteria (a "Cosmetic Alteration"): (1) the cost of such Alteration does not exceed $100,000.00; (2) is not visible from the exterior of the Premises or the Buildings; (3) will not affect the systems or structure of the Buildings; and (4) does not require work to be performed inside the walls or above the ceiling of the Premises. However, even though consent is not required, the performance of Cosmetic Alterations shall be subject to all the other provisions of this Section IX.C. Prior to starting work, Tenant shall furnish Landlord with plans and specifications reasonably acceptable to Landlord; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractor's and subcontractor's insurance in amounts reasonably required by Landlord; and any security for performance that is reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval which approval shall not be unreasonably withheld or delayed. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Buildings. Landlord may designate reasonable rules, regulations and procedures for the performance of work in the Buildings and, to the extent reasonably necessary to avoid disruption to the occupants of the Buildings (other than Tenant), shall have the right to designate reasonable times when Alterations may be performed. Tenant shall reimburse Landlord within 30 days after receipt of an invoice, together with reasonable supporting documentation of the amounts set forth in such invoice for reasonable sums paid by Landlord for third party examination of Tenant's plans for non-Cosmetic Alterations. In addition, within 30 days after receipt of an invoice, together with reasonable supporting documentation of the amounts set forth in such invoice from Landlord, Tenant shall pay Landlord a fee for Landlord's oversight and coordination of any non-Cosmetic Alterations equal to 5% of the cost of the non-Cosmetic Alterations. Upon completion, Tenant shall furnish "as-built" plans (except for Cosmetic Alterations), completion affidavits, full and final waivers of lien in recordable form, and receipted bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws. Landlord's approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant's use.

  Use of Electrical Services by Tenant.

    Electricity used by Tenant in the Premises shall, at Landlord's option, be paid for by Tenant either: (1) through inclusion in Expenses (except as provided in Section X.B. for excess usage); (2) by a separate charge payable by Tenant to Landlord within 30 days after billing by Landlord; or (3) by separate charge billed by the applicable utility company and payable directly by Tenant. Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Landlord shall have the exclusive right in its reasonable discretion to select any company providing electrical service to the Premises, to aggregate the electrical service for the Property and Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity. Landlord shall be entitled to receive a fee (if permitted by Law) for the selection of utility companies and the negotiation and administration of contracts for electricity, provided that the amount of such fee shall not exceed 50% of any savings obtained by Landlord.

    Tenant's use of electrical service shall not exceed, either in voltage, rated capacity, or overall load, that which Landlord deems to be standard for the Buildings. If Tenant requests permission to consume excess electrical service, Landlord may condition consent upon conditions that Landlord reasonably elects (including, without limitation, the installation of utility service upgrades, meters, submeters, air handlers or cooling units), and the additional usage (to the extent permitted by Law), installation and maintenance costs shall be paid by Tenant. Landlord shall have the right to separately meter electrical usage for the Premises and to measure electrical usage by survey or other commonly accepted methods.

  Entry by Landlord.

  Landlord, its agents, contractors and representatives may enter the Premises to inspect or, during the final 12 months of the Term, show the Premises, to clean and make repairs to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Buildings, including other tenants' premises. Notwithstanding the foregoing, Tenant may, at its own expense, provide its own locks to an area within the Premises ("Secured Area"). Tenant need not furnish Landlord with a key but upon the Termination Date, Tenant shall surrender all such keys to Landlord. If Landlord must gain access to a Secured Area in a non-emergency situation, Landlord shall contact Tenant and Landlord and Tenant shall arrange a mutually agreed upon time for Landlord to do so. Landlord shall comply with all reasonable security measures pertaining to the Secured Area. If Landlord determines in its sole discretion that an emergency in the Buildings or the Premises, including, without limitation, a suspected fire or flood, requires Landlord to gain access to the Secured Area, Tenant hereby authorizes Landlord to forcibly enter the Secured Area. In such event, Landlord shall have no liability whatsoever to Tenant, and Tenant shall pay all reasonable expenses incurred by Landlord in repairing or reconstructing any entrance, corridor, door or other portions of the Premises damaged as a result of a forcible entry by Landlord. Landlord shall have no obligation to provide either janitorial service or cleaning in any Secured Area. Except in emergencies or to provide janitorial and other Building services after Normal Business Hours, Landlord shall provide Tenant with reasonable but not less than 24 hours' prior notice of entry into the Premises, which may be given orally. If reasonably necessary for the protection and safety of Tenant and its employees, Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Normal Business Hours. Entry by Landlord shall not constitute constructive eviction or entitle Tenant to an abatement or reduction of Rent. Notwithstanding the foregoing, except in emergency situations as determined by Landlord, Landlord shall exercise reasonable efforts: (1) not to unreasonably interfere with the conduct of the business of Tenant on the Premises; and (2) if entry during Normal Business Hours would unreasonably interfere with Tenant's business, to perform such entry during hours other than Normal Business Hours. Landlord, however, shall not be required to perform such entry after Normal Business Hours if Landlord's entry is necessitated by the acts or omissions of Tenant or the performance of Landlord's obligations hereunder and, by performing work during non-Business Hours, Landlord would be required to have building personnel remain in the Buildings after normal working hours or to pay its contractors overtime.
  Assignment and Subletting.

    Except in connection with a Permitted Transfer (defined in Section XII.F. below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a "Transfer") without the prior written consent of Landlord, which consent shall not be unreasonably withheld if Landlord does not elect to exercise its termination rights under Section XII.D below. Without limitation, it is agreed that Landlord's consent shall not be considered unreasonably withheld if: (1) the proposed transferee's financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (2) the proposed transferee's business is not suitable for the Buildings considering the business of the other tenants and the Buildings' prestige, or would result in a violation of another tenant's rights; (3) the proposed transferee is a governmental agency or occupant of the Building (provided that Landlord will not withhold its consent solely because the transferee is a government agency if the Transfer would not impose any additional obligations on Landlord or result in an excessive amount of foot traffic to and from the Premises or an excessive amount of people per square foot within the Premises); (4) Tenant is in default after the expiration of the notice and cure periods in this Lease; or (5) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant's sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Any attempted Transfer in violation of this Article shall, at Landlord's option, be void. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord's rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease.

    As part of its request for Landlord's consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy of the proposed assignment, sublease and other contractual documents and such other information as Landlord may reasonably request. Landlord shall, by written notice to Tenant delivered as soon as reasonably possible but in any event within 30 days of its receipt of the required information and documentation, either: (1) consent to the Transfer by the execution of a consent agreement in a form reasonably designated by Landlord or reasonably refuse to consent to the Transfer in writing; or (2) exercise its right to terminate this Lease as provided in Section XII.D. Any such termination shall be effective on the proposed effective date of the Transfer for which Tenant requested consent. Tenant shall pay Landlord a review fee of $1,000.00 for Landlord's review of any Permitted Transfer or requested Transfer, provided if Landlord's actual reasonable costs and expenses (including reasonable attorneys' fees) exceed $1,000.00, Tenant shall reimburse Landlord for its actual costs and expenses in lieu of a fixed review fee. Notwithstanding the foregoing, provided that Tenant does not request any changes to this Lease or Landlord's standard form of consent in connection with the proposed transfer, such costs and expenses shall not exceed One Thousand Dollars ($1,000.00).

    Tenant shall pay Landlord 50% of all rent which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord's share of any excess within 30 days after Tenant's receipt of such excess consideration. Tenant may deduct from the excess all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer (including Landlord's review fee), including brokerage fees, legal fees and construction costs relating to such Transfer. The calculation of such excess rent shall also be subject to the following terms and conditions: (i) Tenant may also deduct from the rent received by Tenant the monthly amortization of any Additional Cost incurred by Tenant and (ii) if and to the extent Tenant has paid Warm Shell Construction Items (as that term is defined in Exhibit D) or if Tenant elects not to receive the Tenant Improvement Allowance (as that term is defined in Exhibit D), or both, such that the Base Rent payable under this Lease has been reduced, then the excess rent payable with respect to any such sublease or assignment shall be calculated based upon the Base Rent which would have been payable under this Lease had Tenant not so elected and the Base Rent reduction had not occurred. If Tenant is in Monetary Default (defined in Section XIX.A. below), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received (less Landlord's share of any excess).

    Notwithstanding any of the above provisions of this Section to the contrary, if Tenant notifies Landlord that it desires to enter into a Transfer and if such Transfer (taken separately or in conjunction with previous Transfers) involves either (i) an assignment of the Lease or (ii) any sublease for all or substantially all of the then remaining Term, then Landlord, in lieu of consenting to such Transfer, may elect (x) in the case of an assignment of this Lease, to terminate this Lease, or (y) in the case of an applicable sublease, to terminate this Lease as it relates to the space proposed to be subleased by Tenant. In such event, this Lease will terminate and the Base Rent and Tenant's Pro Rata Share under this Lease shall be proportionately reduced on the date the Transfer was proposed to be effective, and Landlord may lease such space to any party, including the prospective Transferee identified by Tenant. If Landlord exercises such termination right, Landlord shall reimburse Tenant for any broker's commission paid or payable by Tenant to a third party broker having an exclusive listing agreement with respect to such Subleased Premises resulting from such termination and recapture and shall immediately pay to Tenant the unamortized portion of all Additional Cost and Tenant's contribution to the cost of completing the Warm Shell Construction Items as provided in Exhibit D (at actual or computed interest at the rate Tenant would reasonably be required to have paid to finance such amounts) with respect to the terminated portion of the Premises or all the Premises in the case of a complete termination.

    Except as provided below with respect to a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights at any time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a recognized security exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed.

    Notwithstanding anything to the contrary contained herein, Tenant may assign its entire interest under this Lease or sublet the Premises or any portion thereof to a wholly owned corporation, partnership or other legal entity or affiliate, subsidiary, joint venturer or parent of Tenant or to any successor to Tenant by purchase, merger, consolidation or reorganization (hereinafter, collectively, referred to as "Permitted Transfer") without the consent of Landlord, provided: (i) Tenant is not in default under this Lease beyond any applicable notice and cure period; (ii) if such proposed transferee is a successor to Tenant by purchase, merger, consolidation or reorganization, the continuing or surviving entity shall own all or substantially all of the assets of Tenant and shall have a net worth which is adequate, in Landlord's reasonable determination to evidence Tenant's ability to comply with its obligations under this Lease; (iii) such proposed transferee operates the business in the Premises for the Permitted Use and no other purpose; and (iv) in no event shall any Permitted Transfer release or relieve Tenant from any of its obligations under this Lease. Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of such Permitted Transfer unless such prior notice is prohibited by law. As used herein: (a) "parent" shall mean a company which owns a majority of Tenant's voting equity; (b) "subsidiary" shall mean an entity wholly owned by Tenant or at least fifty-one percent (51%) of whose voting equity is owned by Tenant; and (c) "affiliate" shall mean an entity controlled, controlling or under common control with Tenant.

  Liens.

  Tenant shall not permit mechanic's or other liens to be placed upon the Property, Premises or Tenant's leasehold interest in connection with any work or service done or purportedly done by or for benefit of Tenant. If a lien is so placed, Tenant shall, within 10 days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord to bond or insure over the lien or discharge the lien, including, without limitation, reasonable attorneys' fees (if and to the extent permitted by Law) within 30 days after receipt of an invoice from Landlord together with reasonable supporting documentation of such amount.
  Indemnity and Waiver of Claims.

    Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below), Tenant shall indemnify, defend and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagee(s) (defined in Article XXVI) and agents ("Landlord Related Parties") harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys' fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties and arising out of or in connection with any damage or injury occurring in the Premises during the Term or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties (defined below) or any of Tenant's contractors or licensees.

    Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties (defined below), Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents ("Tenant Related Parties") harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys' fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties and arising out of or in connection with any claim arising prior to the first day upon which Tenant (or Tenant's contractors, employees, agents or representatives) first enter the Premises or the acts or omissions (including violations of Law) of Landlord, the Landlord Related Parties or any of Landlord's contractors.

    Landlord and the Landlord Related Parties shall not be liable for, and Tenant waives, all claims for loss or damage to Tenant's business or loss, theft or damage to Tenant's Property or the property of any person claiming by, through or under Tenant resulting from: (1) wind or weather; (2) the failure of any sprinkler, heating or air-conditioning equipment, any electric wiring or any gas, water or steam pipes; (3) the backing up of any sewer pipe or downspout; (4) the bursting, leaking or running of any tank, water closet, drain or other pipe; (5) water, snow or ice upon or coming through the roof, skylight, stairs, doorways, windows, walks or any other place upon or near the Buildings; (6) any act or omission of any party other than Landlord or Landlord Related Parties; and (7) any causes not reasonably within the control of Landlord. Tenant shall insure itself against such losses under Article XV below.

  Insurance.

  Tenant shall carry and maintain the following insurance ("Tenant's Insurance"), at its sole cost and expense: (1) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $2,000,000.00; (2) All Risk Property/Business Interruption Insurance, including flood and earthquake, written at replacement cost value and with a replacement cost endorsement covering all of Tenant's trade fixtures, equipment, furniture and other personal property within the Premises ("Tenant's Property"); (3) Workers' Compensation Insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute; and (4) Employers Liability Coverage of at least $1,000,000.00 per occurrence. Any company writing any of Tenant's Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name Tenant as a named insured and Landlord (or any successor), Equity Office Properties Trust, a Maryland real estate investment trust, EOP Operating Limited Partnership, a Delaware limited partnership, and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord as the interest of such designees shall appear, as additional insureds. Tenant shall use reasonable commercial efforts to cause all policies of Tenant's Insurance to contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days' advance written notice of any change, cancellation, termination or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant's Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises for any reason, and upon renewals at least 15 days prior to the expiration of the insurance coverage. So long as the same is available at commercially reasonable rates, Landlord shall maintain so called All Risk property insurance on the Buildings at replacement cost value, as reasonably estimated by Landlord. Except as specifically provided to the contrary, the limits of either party's' insurance shall not limit such party's liability under this Lease. Provided Tenant delivers to Landlord audited financial statements, reasonably satisfactory to Landlord evidencing that Tenant has a net worth as measured by its retained earnings ("Net Worth") in the amount of $50,000,000.00 or more as of the date of said statement, Tenant may self-insure for the All Risks of Property Insurance coverage specified in this Section. If Landlord permits Tenant to self-insure in accordance with the foregoing, then in order to be permitted to maintain such self-insurance, Tenant must maintain throughout the Term a Net Worth of at least $50,000,000.00, and deliver to Landlord, within ninety (90) days after the end of each of Tenant's fiscal years, a statement in the form described above evidencing Tenant's Net Worth. If at any time Tenant's Net Worth is less than the amount set forth above, then Tenant must obtain, provide, and keep in full force and effect the above referenced insurance coverage with respect to the Premises and provide Landlord with evidence of the same.
  Subrogation.

  Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claim, action or causes of action against the other and their respective trustees, principals, beneficiaries, partners, officers, directors, agents, and employees, for any loss or damage that may occur to Landlord or Tenant or any party claiming by, through or under Landlord or Tenant, as the case may be, with respect to the Property, the Buildings, the Premises, any additions or improvements to the Buildings or the Premises, or any contents thereof, including all rights of recovery, claims, actions or causes of action arising out of the negligence of Landlord or any Landlord Related Parties or the negligence of Tenant or any Tenant Related Parties, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.
  Casualty Damage.

    If all or any part of the Premises is damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. During any period of time that all or a material portion of the Premises is rendered untenantable as a result of a fire or other casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant. Landlord shall have the right to terminate this Lease if: (1) the Buildings shall be damaged so that, in Landlord's reasonable judgment, substantial alteration or reconstruction of the Buildings shall be required (whether or not the Premises has been damaged) (ie, if at least 33% of the Rentable Square Footage of the Buildings will require such alteration or reconstruction); (2) Landlord is not permitted by Law to rebuild the Buildings in substantially the same form as existed before the fire or casualty and Tenant has not exercised any extension option; (3) the Premises have been materially damaged and there is less than 1 year of the Term remaining on the date of the casualty; (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (5) a material uninsured loss to the Buildings occurs which is not the result of Landlord's failure to maintain insurance required hereunder. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 60 days after the date of the casualty. If Landlord does not terminate this Lease, Landlord shall commence and proceed with reasonable diligence to repair and restore the Buildings and the Leasehold Improvements (excluding any Alterations that were performed by Tenant in violation of this Lease). However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord. Landlord shall not be liable for any loss or damage to Tenant's Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

    If all or any portion of the Premises shall be made untenantable by fire or other casualty, Landlord shall, with reasonable promptness but in all events within 60 days from the date of such occurrence, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises and make the Premises tenantable again, using standard working methods ("Completion Estimate"). If the Completion Estimate indicates that the Premises cannot be made tenantable within 210 days from the date the repair and restoration is started, then regardless of anything in Section XVII.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 15 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the negligence or intentional misconduct of Tenant, Tenant Related Parties or any of Tenant's transferees, contractors or licensees. In addition to Landlord's rights to terminate as provided herein, Tenant shall have the right to terminate this Lease if: (1) a substantial portion of the Premises has been damaged by fire or other casualty and such damage cannot reasonably be repaired within sixty (60) days after the date of such fire or other casualty; (2) there is less than one (1) year of the Term remaining on the date of such casualty; (3) the casualty was not caused by the negligence or willful misconduct of Tenant or its agents, employees or contractors; and (4) Tenant provides Landlord with written notice of its intent to terminate within thirty (30) days after the date of the fire or other casualty. Notwithstanding the foregoing, if Tenant was entitled to but elected not to exercise its right to terminate this Lease and Landlord does not substantially complete the repair and restoration of the Premises within two (2) months after the expiration of the estimated period of time set forth in the Completion Estimate, which period shall be extended to the extent of any Reconstruction Delays, then Tenant may terminate this Lease by written notice to Landlord within fifteen (15) days after the expiration of such period, as the same may be extended. For purposes of this Lease, the term "Reconstruction Delays" shall mean: (i) any delays caused by the insurance adjustment process; (ii) any delays caused by Tenant; and (iii) any delays caused by events of Force Majeure.
  Condemnation.

  Either party may terminate this Lease if the whole or any material part of the Premises shall be taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a "Taking"). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Buildings or the Property which would leave the remainder of the Buildings unsuitable for use as an office building in a manner comparable to the Buildings' use prior to the Taking. In order to exercise its right to terminate the Lease, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Buildings or Property occurs. If this Lease is not terminated, Landlord shall separately demise the remaining Premises not taken or condemned, and the Rentable Square Footage of the Buildings, the Rentable Square Footage of the Premises and Tenant's Pro Rata Share shall, if applicable, be appropriately adjusted. In addition, Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term of this Lease effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant's Property and Tenant's reasonable relocation expenses, provided the filing of the claim does not diminish the award which would otherwise be receivable by Landlord.
  Events of Default.

  Tenant shall be considered to be in default of this Lease upon the occurrence of any of the following events of default:

    Tenant's failure to pay when due all or any portion of the Rent, if the failure continues for 3 days after delivery of written notice to Tenant ("Monetary Default").
    Tenant's failure (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within 30 days after written notice to Tenant. However, if Tenant's failure to comply cannot reasonably be cured within 30 days, Tenant shall be allowed additional time as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within 30 days, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with the Lease. However, if Tenant's failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant.

    Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

    The leasehold estate is taken by process or operation of Law.

    [INTENTIONALLY OMITTED]

    [INTENTIONALLY OMITTED]

  Remedies.

    Upon the occurrence of any event or events of default under this Lease, whether enumerated in Article XIX or not, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed herein) or demand whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of Rent or other obligations and waives any and all other notices or demand requirements imposed by applicable law):

      Terminate this Lease and Tenant's right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:

        The Worth at the Time of Award of the unpaid Rent which had been earned at the time of termination

        The Worth at the Time of Award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could have been reasonably avoided;

        The Worth at the Time of Award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could be reasonably avoided;

        Any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant's failure to perform Tenant's obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

        All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law.

      The "Worth at the Time of Award" of the amounts referred to in parts (a) and (b) above, shall be computed by allowing interest at the lesser of a per annum rate equal to: (i) the greatest per annum rate of interest permitted from time to time under applicable law, or (ii) the Prime Rate plus five percent (5%). For purposes hereof, the "Prime Rate" shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the State of California. The "Worth at the Time of Award" of the amount referred to in part (c), above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%);

      Employ the remedy described in California Civil Code § 1951.4 (Landlord may continue this Lease in effect after Tenant's breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); or:

      Notwithstanding Landlord's exercise of the remedy described in California Civil Code § 1951.4 in respect of an event or events of default, at such time thereafter as Landlord may elect in writing, to terminate this Lease and Tenant's right to possession of the Premises and recover an award of damages as provided above in Paragraph XX.A.1.

    The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord.

    TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (C) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT'S BREACH. TENANT HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY EVICTION OR FORCIBLE ENTRY AND DETAINER ACTION OR SIMILAR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS LEASE.

    No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default.

    This Article XX shall be enforceable to the maximum extent such enforcement is not prohibited by applicable law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion.

  Limitation of Liability.

  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) TO TENANT SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD'S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) (DEFINED IN ARTICLE XXVI BELOW) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN ARTICLE XXVI BELOW) ON THE PROPERTY, BUILDINGS OR PREMISES (AND FOR WHOM TENANT HAS BEEN PROVIDED CURRENT ADDRESSES), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.
  No Waiver.

  Either party's failure to declare a default immediately upon its occurrence, or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel. Either party's failure to enforce its rights for a default shall not constitute a waiver of its rights regarding any subsequent default. Receipt by Landlord of Tenant's keys to the Premises shall not constitute an acceptance or surrender of the Premises.
  Quiet Enjoyment.

  Tenant shall, and may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Buildings, and shall not be a personal covenant of Landlord or the Landlord Related Parties.
  Relocation.

  [INTENTIONALLY OMITTED].
  Holding Over.

  Except for any permitted occupancy by Tenant under Article VIII, if Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, occupancy of the Premises after the termination or expiration shall be that of a tenancy at sufferance. Tenant's occupancy of the Premises during the holdover shall be subject to all the terms and provisions of this Lease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant's holdover and Tenant fails to vacate the Premises within 15 days after Landlord notifies Tenant of Landlord's inability to deliver possession, or perform improvements, Tenant shall be liable to Landlord for all damages, including, without limitation, consequential damages, that Landlord suffers from the holdover.

  Subordination to Mortgages; Estoppel Certificate.

  Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Buildings or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a "Mortgage"). The party having the benefit of a Mortgage shall be referred to as a "Mortgagee". This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord's interest in the Lease, Tenant shall, without charge, attorn to the successor-in-interest. Landlord and Tenant shall each, within 10 business days after receipt of a written request from the other, execute and deliver an estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to such party's actual knowledge, there is no default (or stating the nature of the alleged default) and indicating other matters with respect to the Lease that may reasonably be requested. Notwithstanding the foregoing, upon written request by Tenant, Landlord will use reasonable efforts to obtain a non-disturbance, subordination and attornment agreement from Landlord's then current Mortgagee on such Mortgagee's then current standard form of agreement. "Reasonable efforts" of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such agreement, it being agreed that Tenant shall be responsible for any fee or review costs charged by the Mortgagee. Upon request of Landlord, Tenant will execute the Mortgagee's form of non-disturbance, subordination and attornment agreement and return the same to Landlord for execution by the Mortgagee. Landlord's failure to obtain a non-disturbance, subordination and attornment agreement for Tenant shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder. Landlord represents to Tenant that as of the date of this Lease the Buildings are not encumbered by a Mortgage.
  Attorneys' Fees.

  If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys' fees.
  Notice.

  If a demand, request, approval, consent or notice (collectively referred to as a "notice") shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service at the party's respective Notice Address(es) set forth in Article I, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article.

  Excepted Rights.

  This Lease does not grant any rights to light or air over or about the Buildings. Landlord excepts and reserves exclusively to itself the use of: (1) roofs, (2) electrical and janitorial closets, (3) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (4) rights to the land and improvements below the floor of the Premises, (5) the improvements and air rights above the Premises, (6) the improvements and air rights outside the demising walls of the Premises, and (7) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Buildings. In the event that Landlord terminates this Lease with respect to one of the two (2) buildings in the Project or recaptures substantially all of the Premises located in either of such Buildings (a "Non Leased Building"), Landlord shall have the right to change any such Non Leased Building's name or address. Landlord also has the right to make such other changes to the Property and Buildings as Landlord deems appropriate, provided the changes do not materially affect Tenant's ability to use the Premises for the Permitted Use, access to the Premises or use of parking. Landlord shall also have the right (but not the obligation) to temporarily close the Buildings if Landlord reasonably determines that there is an imminent danger of significant damage to the Buildings or of personal injury to Landlord's employees or the occupants of the Buildings. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Buildings under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.
  Surrender of Premises.

  At the expiration or earlier termination of this Lease or Tenant's right of possession, Tenant shall remove Tenant's Property (defined in Article XV) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage due to casualty or condemnation excepted. Tenant shall also be required to remove the Required Removables in accordance with Article VIII. If Tenant fails to remove any of Tenant's Property within 5 days after the termination of this Lease or of Tenant's right to possession, Landlord, at Tenant's sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant's Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant's Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant's Property. In addition, if Tenant fails to remove Tenant's Property from the Premises or storage, as the case may be, within 30 days after written notice, Landlord may deem all or any part of Tenant's Property to be abandoned, and title to Tenant's Property shall be deemed to be immediately vested in Landlord.
  Miscellaneous.

    This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the State of California and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state. If any term or provision of this Lease shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of the Lease.

    Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease.

    Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, civil disturbances and other causes beyond the reasonable control of the performing party ("Force Majeure"). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

    Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Buildings and/or Property referred to herein, and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations; provided, that nothing in this paragraph shall be construed to relieve Landlord of any liability arising prior to such transfer.

    Tenant represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord agrees to indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease. Landlord agrees to pay a brokerage commission to Broker in accordance with the terms of a written commission agreement between Landlord and Broker.

    Each party covenants, warrants and represents that: (1) each individual executing, attesting and/or delivering this Lease on behalf of such party is authorized to do so on behalf of such party; (2) each party has the power and authority to enter into this Lease and this Lease is binding upon such party; and (3) such party is duly organized and legally existing in the state of its organization and is qualified to do business in the State of California. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

    Time is of the essence with respect to Tenant's exercise of any expansion, renewal or extension rights granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

    The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant's obligations under Sections VIII, XIV, XX, XXV and XXX shall survive the expiration or early termination of this Lease.

    Landlord has delivered a copy of this Lease to Tenant for Tenant's review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party.

    All understandings and agreements previously made between the parties are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant.

    Tenant, within 15 days after request, shall provide Landlord with a current financial statement and such other information as Landlord may reasonably request in order to create a "business profile" of Tenant and determine Tenant's ability to fulfill its obligations under this Lease. Landlord, however, shall not require Tenant to provide such information unless Landlord is requested to produce the information in connection with a proposed financing or sale of the Buildings. Upon written request by Tenant, Landlord shall enter into a commercially reasonable confidentiality agreement covering any confidential information that is disclosed by Tenant.

  Entire Agreement.

This Lease and the following exhibits and attachments (which are hereby incorporated herein) constitute the entire agreement between the parties and supersede all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents: Exhibit A-1 (Outline and Location of Premises), Exhibit A-2 (Legal Description), Exhibit A-3 (Outline and Location of Project), Exhibit B (Rules and Regulations), Exhibit C (Commencement Letter), Exhibit D (Work Letter Agreement), Exhibit D-1 (General Building Description), Exhibit D-2 (Building Shell Description), Exhibit D-3 (Construction Schedule), and Exhibit E (Additional Provisions).

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:
WILSON EQUITY OFFICE, L.L.C.

By: /s/Robert Paratte
Name: Robet Paratte
Title: Partner

TENANT:
SIEBEL SYSTEMS, INC., a Delaware corporation
By: /s/Jeffrey T. Amann
Name: Jeffrey T. Amann
Title: Senior Director

EXHIBIT A-1

OUTLINE AND LOCATION OF PREMISES

[TO BE INSERTED]

EXHIBIT A-2

LEGAL DESCRIPTION OF PROJECT

EXHIBIT A-3

OUTLINE AND LOCATION OF PROJECT

EXHIBIT B

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the Premises, the Buildings, the parking garage (if any), the Property and the appurtenances. Capitalized terms have the same meaning as defined in the Lease.

      Sidewalks, doorways, vestibules, halls, stairways and other similar areas within the Common Areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant's employees to loiter in Common Areas or elsewhere about the Buildings or Property.

      Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees, shall be paid for by Tenant, and Landlord shall not be responsible for the damage.

      No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Buildings, except those of such color, size, style and in such places as are first approved in writing by Landlord.

      All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant's cost and expense, using the standard graphics for the Buildings. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Buildings except by the Building maintenance personnel.

      Landlord may provide and maintain in the first floor (main lobby) of the Buildings an alphabetical directory board or other directory device listing tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing.

      Tenant shall not place any lock(s) on any door in the Premises or Buildings without Landlord's prior written consent and Landlord shall have the right to retain at all times and to use keys to all locks within and into the Premises, except for Secure Areas designated by Tenant. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant's cost, and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of this Lease.

      All contractors, contractor's representatives and installation technicians performing work in the Buildings shall be subject to Landlord's prior approval which shall not be unreasonably withheld and shall be required to comply with Landlord's standard rules, regulations, policies and procedures, which may be reasonably revised from time to time.

      Movement in or out of the Buildings of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord's prior approval by providing a detailed listing of the activity. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage or loss.

      Landlord shall have the right to reasonably approve the weight, size, or location of heavy equipment or articles in and about the Premises. Damage to the Buildings by the installation, maintenance, operation, existence or removal of property of Tenant shall be repaired at Tenant's sole expense.

      Corridor doors, when not in use, shall be kept closed.

      Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Buildings, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute, or cause to be distributed, in any portion of the Buildings, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Buildings that might, in Landlord's sole opinion, constitute a nuisance.

      No animals, except those assisting handicapped persons, shall be brought into the Buildings or kept in or about the Premises.

      No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Buildings or about the Property. Tenant shall not, without Landlord's prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law which may now or later be in effect, provided that Tenant may use (in compliance with applicable law) and/or store in the Premises reasonable quantities of office products which products may be, or may contain, considered "hazardous" (e.g., photocopier toner and cleaning solutions). Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant, and shall remain solely liable for the costs of abatement and removal.

      Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Buildings. Tenant shall not use, or permit any part of the Premises to be used, for lodging, sleeping or for any illegal purpose.

      Tenant shall not take any action which would violate Landlord's labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord's or any other tenant's or occupant's business or with the rights and privileges of any person lawfully in the Buildings ("Labor Disruption"). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties, nor shall the Commencement Date of the Term be extended as a result of the above actions.

      Tenant shall not install, operate or maintain in the Premises or in any other area of the Buildings, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as reasonably determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, without Landlord's prior written consent.

      Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Buildings.

      Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant's employees.

      Bicycles and other vehicles are not permitted inside the Buildings or on the walkways outside the Buildings, except in areas designated by Landlord.

      Landlord may from time to time adopt systems and procedures for the security and safety of the Buildings, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord's systems and procedures.

      Landlord shall have the right to prohibit the use of the name of the Buildings or any other publicity by Tenant that in Landlord's sole opinion may impair the reputation of the Buildings or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

      Tenant shall not canvass, solicit or peddle in or about the Buildings or the Property.

      Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Buildings. Landlord shall have the right to designate the Buildings (including the Premises) as a non-smoking building.

      Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Buildings presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

      Deliveries to and from the Premises shall be made only at the times, in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might unreasonably interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

      Cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

Notwithstanding the foregoing, if and to the extent Tenant leases and occupies all of one or both of the Buildings, the following rules and regulations shall not apply with respect to any such Building fully leased by Tenant: Numbers 4, 5, 8, 10, 11, 17, 18, 19, 20 and 25.

EXHIBIT C

COMMENCEMENT LETTER

(EXAMPLE)

Date _______________
Siebel Systems, Inc.
2207 Bridgepointe Parkway
San Mateo, California 94404
Attention: Vice President, Real Estate and Facilities

Re: Commencement Letter with respect to that certain Lease dated as of _______________, 2000, by and between WILSON EQUITY OFFICE, L.L.C., as Landlord, and SIEBEL SYSTEMS, INC., a Delaware corporation, as Tenant, for Premises in the Buildings located at 800 and 900 Concar Drive, San Mateo, California.

Dear Sir or Madam:

In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:

1. The Commencement Date of the Lease is .

2. The Termination Date of the Lease is .

3. The Rentable Area of the Premises is _________ square feet.

4. Tenant has elected/has not elected to receive the Tenant Improvement Allowance.

5. Total Additional Cost is $________________.

6. The total cost of Warm Shell Construction Items for which Tenant has paid is $________________.

7. Base Rent set forth in subparagraph D of the Basic Lease Information shall be:

__________________________________________________________________

__________________________________________________________________

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all three (3) counterparts of this Commencement Letter in the space provided and returning two (2) fully executed counterparts to my attention.

Sincerely,

Wilson Equity, LLC
By:
Title:

Agreed and Accepted:

Tenant: SIEBEL SYSTEMS, INC.
By:
Name:
Title:
Date:

EXHIBIT D

CONSTRUCTION RIDER

WORK LETTER

The following provisions shall govern (A) the construction of the building shell which Landlord shall perform in accordance with the terms of this Exhibit D, (B) the preparation and approval process for the drawings and specifications for the buildout of the Premises, which Tenant shall perform in accordance with the terms of this Exhibit D, and (C) terms and conditions relating to contractors and subcontractors in connection with the build-out of the Premises.

CONSTRUCTION RIDER

1. Description of Landlord Work. Landlord, at its sole cost and expense, shall obtain all necessary governmental approvals to construct the Buildings substantially in accordance with the general building description set forth on Exhibit D-1. Landlord agrees to construct, at its sole cost and expense, a building shell in substantial conformance with the specifications set forth Exhibit D-2 ("Building Shell"). Landlord shall through a contractor designated by Landlord (which contractor may be an affiliate of Landlord) construct and install in the Premises the improvements and fixtures provided for in this Exhibit D ("Tenant Improvements") at Tenant's sole cost and expense (subject to application of the Tenant Improvement Allowance), as defined below. The development, design and construction of the Project, Building Shell and Tenant Improvements by Landlord hereunder are referred to herein as Landlord Work. Landlord warrants that all Landlord Work shall be completed in compliance with all Laws and permitting requirements and the construction plans provided to Tenant or its Architect for the development of Tenant's Space Plan and that on the Commencement Date all Building systems shall be in good working order.

2. Tenant Improvements. Upon request by Landlord, Tenant shall designate in writing an individual authorized to act as Tenant's Representative with respect to all approvals, directions and authorizations pursuant to this Construction Rider.

2.1. Plans. On or before November 16, 2001, Tenant shall cause its architect and/or engineer ("Tenant's Architect") to prepare detailed space plans for the Tenant Improvements sufficient to convey the architectural design of the Tenant Improvements (the "Space Plans"). Landlord shall review and approve or disapprove of Space Plans by the date set forth on the Schedule attached hereto as Exhibit D-3, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord disapproves, either in whole or in part, of Tenant's Space Plans, Landlord shall provide to Tenant with reasonable specificity Landlord's reasons for its disapproval. Tenant shall promptly correct or otherwise address all disapproved items identified by Landlord.

2.1.1 Based on the approved Tenant's Space Plans, Tenant shall cause Tenant's Architect, in consultation with Landlord's engineer(s) and consultant(s) to prepare complete architectural, electrical, mechanical, plumbing, life safety and structural drawings and internal or external communications or special utility facilities which will require conduit or other improvements within common areas (collectively, the "Construction Documents"). The Construction Documents shall be submitted to Landlord in form sufficient for the permitting and construction of the Tenant Improvements, and the bidding of the Tenant Improvements (that is, in such form so that, if approved by Landlord without revision, the same would be sufficient for the permitting and construction of the Tenant Improvements, and the bidding of the Tenant Improvements). Within the time period referenced in Exhibit D-3, Landlord or its designated contractor shall provide Tenant with a list of its objections, modifications, deletions or qualifications to the same. No later than the date set forth on Exhibit D-3, Tenant shall cause Tenant's Architect and the engineer to prepare final drawings, plans, and specifications (the "Final Construction Documents"), based on the Construction Documents but conforming to Landlord's objections, modifications, deletions or qualifications. No plans and specifications shall constitute the Final Construction Documents hereunder unless and until the same have been approved in writing by both Landlord and Tenant. Landlord and Tenant agree to comply with the construction schedule set forth on Exhibit D-4. The fees of the Architect and engineer shall be paid by Landlord from the "Tenant Improvement Allowance".

2.1.2 Prior to the commencement of the Tenant Improvements, Landlord shall submit to Tenant a written estimate of the Cost of the Work (as hereinafter defined) for all Tenant Improvements required by the Construction Documents. Thereafter, Tenant shall either approve the estimate or disapprove specific items and submit to Landlord revisions to the Construction Documents which reflect the deletion and/or substitution of such disapproved items. Submission and approval of the Cost of the Work estimate shall proceed in accordance with the schedule provided in Exhibit D-3. Upon Tenant's approval of said estimate, such approved estimate will be hereinafter known as the "Cost of the Work Statement." Upon Tenant's written approval of the Cost of the Work Statement, Landlord shall have the right to purchase special installations requiring extended material delivery lead time as set forth on the Construction Documents and to commence the construction of the items included in said Cost of the Work Statement.

2.1.3 Cost of the Work means (i) all architectural and engineering fees incurred in connection with the preparation of the Tenant's Space Plans and the Construction Documents and Final Construction Documents; (ii) governmental agency plan check, permit and other fees (including any charges required by any governmental entity or authority having jurisdiction thereof); (iii) sales and use taxes paid in connection with the construction of the Tenant Improvements; (iv) insurance fees associated with the construction of the Tenant Improvements; (v) testing and inspecting costs paid in connection with the construction of the Tenant Improvements; (vi) the actual costs and charges for material and labor, contractor's profit and contractor's general overhead incurred by Landlord for the planning and construction of the Tenant Improvements; and (vii) all other actual and reasonable costs to be expended by Landlord in the construction of the Tenant Improvements. Notwithstanding the above, Cost of the Work shall not include any cost arising as a result of any defect in the design or construction of Landlord Work including any deviation from the descriptions, plans or specifications for the Building Shell provided to Tenant or the Architect for preparation of the Final Construction Documents.

2.1.4 Additional interior decorating services and advice on the furnishing and decoration of the Premises, such as the selection of fixtures, furnishings or design of mill work, shall be provided by Tenant at its expense.

2.1.5 Tenant acknowledges that all Tenant Improvements shall be constructed and installed by Landlord's general contractor, Commercial Interior Contractors ("CIC"), a division of William Wilson and Associates. CIC shall complete the construction on an open-book basis, competitively bidding the sub-trades, and allowing sub-trades suggested by Tenant to bid. Landlord agrees to select the lowest responsible bidder for each subcontract. Landlord acknowledges and agrees that there will be no Landlord's oversight or construction management fee and that CIC contractor's profit shall not exceed two percent (2%) of the Cost of the Work (other than said profit), and general conditions fee shall not exceed five percent (5%) of the Cost of the Work (other than said fee and architectural and engineering design fees).

2.2 Construction. Upon approval by Landlord and Tenant of the Final Construction Documents and the final Cost of the Work Statement, Landlord shall proceed with reasonable diligence to cause the Tenant Improvements to be Substantially Completed on or prior to the Scheduled Commencement Date. The Tenant Improvements shall be deemed to be "Substantially Completed" when they have been completed in accordance with the Final Construction Documents as certified by the Architect and a Certificate of Occupancy is issued for the Tenant Improvements (either temporary or final) except for finishing details, minor omissions, decorations and mechanical adjustments of the type normally found on an architectural "punch list". (The definition of Substantially Completed shall also define the terms "Substantial Completion" and "Substantially Complete".) The Tenant Improvements shall not be deemed Substantially Completed unless in addition to the conditions set forth above, the Building Shell has been Substantially Completed as certified by Landlord's architect and contractor.

2.2.1 Following Substantial Completion of the Landlord Work and before Tenant takes possession of the Premises (or as soon thereafter as may be reasonably practicable and in any event within 30 days after Substantial Completion), Landlord and Tenant shall inspect the Premises and jointly prepare a "punch list" of agreed items of construction remaining to be completed by Landlord. Landlord shall complete the items set forth in the punch list as soon as reasonably possible but in no event in more than 45 days following the creation of such punch list. Tenant shall cooperate with and accommodate Landlord and Landlord's contractor in completing the items on the punch list.

2.3. Cost of Tenant Improvements. Landlord shall contribute up to $25.00 per rentable square foot in the Premises (the "Tenant Improvement Allowance") toward the Cost of the Work subject to Tenant's rights under Section 8 of this Exhibit D. The balance, if any, of the Cost of the Work, or the entire Cost of the Work in the event Tenant elects not to receive the Tenant Improvement Allowance ("Additional Cost") shall be paid by Tenant. To the extent that the Cost of the Work exceeds the Tenant Improvement Allowance, Tenant shall deposit the shortfall with Landlord as follows: one-third prior to Landlord commencing construction of the Tenant Improvements, one-third upon fifty percent (50%) of Substantial Completion and the balance upon Substantial Completion except ten percent (10%) of the Additional Cost shall be paid upon completion of all punch list items. Any unused portion of the Tenant Improvement Allowance shall be credited against the first Base Rent coming due under this Lease.

2.4. Changes. If Tenant requests any change, addition or alteration in or to any Final Construction Documents ("Changes") Tenant shall cause the Space Planner to prepare additional Plans implementing such Changes. Except to the extent any Changes are a result of any Landlord Work not being completed in accordance with Landlord's obligations herein, Tenant shall pay the cost of preparing additional Plans. As soon as practicable after the completion of such additional Construction Documents, Landlord shall notify Tenant of the estimated cost of the Changes. Within three (3) working days after receipt of such cost estimate, Tenant shall notify Landlord in writing whether Tenant approves the Changes. If Tenant approves the Changes, Landlord shall proceed with the Changes and Tenant shall be liable for any Additional Cost resulting from the Changes, except to the extent any Changes are a result of any Landlord Work not being completed in accordance with Landlord's obligations herein. If Tenant fails to approve the Change within such three (3) day period, construction of the Tenant Improvements shall proceed as provided in accordance with the original Construction Documents.

2.5. Delays. Tenant shall be responsible for, and shall pay to Landlord, any and all costs and expenses incurred by Landlord in connection with any delay in the commencement or completion of any Tenant Improvements and any increase in the cost of Tenant Improvements if and to the extent caused by any Tenant Delay, as defined in the Lease.

3. Delivery of Premises. Upon Substantial Completion of the Tenant Improvements, Landlord shall deliver possession of the Premises to Tenant. If Landlord has not Substantially Completed all the Tenant Improvements and tendered possession of the Premises to Tenant on or before the Scheduled Commencement Date, or if Landlord is unable for any other reason to deliver possession of the Premises to Tenant on or before such date, neither Landlord nor its representatives shall be liable to Tenant for any damage resulting from the delay in completing such construction obligations and/or delivering possession to Tenant and the Lease shall remain in full force and effect unless and until it is terminated under the express provisions of this paragraph. Notwithstanding the foregoing, if the Commencement Date has not occurred or been deemed to have occurred within one (1) year after the Scheduled Commencement Date, (i) and if the same is not due to a Tenant Delay, then Tenant, by written notice to the other party given within ten (10) days after the expiration of such one (1) year period, may terminate this Lease without any liability to Landlord and (ii) and if the same is not due to a delay caused by Landlord, then Landlord, by written notice to the other party given within ten (10) days after the expiration of such one (1) year period, may terminate this Lease without liability to Tenant. Notwithstanding the foregoing, Tenant shall have no right to terminate this Lease if and to the extent such delay in Substantial Completion is caused by a Tenant Delay.

4. Access to Premises. Tenant and its contractors shall be allowed access to each floor of the Premises approximately 2 weeks prior to Landlord's estimated date of Substantial Completion of the Tenant Improvements on such floor for the purpose of installing Tenant's computers, telephones or other special equipment and fixtures, and such installations and related activity shall not be considered the commencement of beneficial use of the Premises by Tenant. Landlord shall endeavor to provide Tenant with twenty (20) days prior written notice of Landlord's estimated date of Substantial Completion of the Tenant Improvements on each floor. Any and all installations by Tenant or its contractors prior to the delivery date shall be coordinated with Landlord and its general contractor to insure that Tenant's work in and to the Premises does not unreasonably interfere with the work being performed by Landlord and its contractors in the Buildings' common areas. Notwithstanding anything herein to the contrary, neither Tenant nor its agents shall have access to the Premises during the times specified by Landlord, in its reasonable discretion, as times that may cause delay or interference with the progress of any Landlord Work.

5. Ownership of Tenant Improvements. All Tenant Improvements (other than Tenant's trade fixtures or personal property), whether installed by Landlord or Tenant, shall, at the expiration or termination of the Lease, become a part of the Premises and the property of Landlord and, subject to the provisions of the Lease, shall be surrendered by Tenant with the Premises, except as expressly set forth in the Lease, without any compensation to Tenant.

6. Tenant's Work. Notwithstanding anything to the contrary in this Exhibit D, Tenant shall be responsible for all work, construction and installation in the Premises which is not designated as Landlord Work (including but not limited to all fixtures, furniture, equipment and other office installations) or part of the base building condition. Such work shall be referred to as "Tenant's Work," shall be at Tenant's sole cost and expense subject to the application of the Tenant Improvement Allowance, if any. Tenant's Work shall be considered an Alteration for purposes of this Lease, and shall be subject to the provisions of this Lease. Prior to commencing Tenant's Work, Tenant shall submit drawings and specifications for Tenant's Work to Landlord, showing all aspects of such work, to Landlord for Landlord's review and approval.

7. No Liability. Notwithstanding the review and approval by Landlord of Tenant's Space Plans and Construction Documents, Landlord shall have no responsibility or liability in regard to the safety, sufficiency, adequacy or legality thereof and Tenant shall be solely responsible for the compliance of such plans and specifications (and improvement constructed as a result thereof) with all applicable laws and regulations, the architectural completeness and sufficiency thereof and other matters relating thereto.

8. Base Rent Adjustment. Tenant shall have the right to elect not to receive the Tenant Improvement Allowance. Tenant shall exercise this right, if at all, by written notice to Landlord on or before the date Tenant is required to submit the Space Plans to Landlord. In the event Tenant so elects, Base Rent under this Lease shall be reduced by $.27 per rentable square foot per month during the initial Term of this Lease.

9. Cold Shell Construction. Tenant shall have the right to elect to modify the scope of the Building Shell to be delivered by Landlord to Tenant in accordance with provisions of this Exhibit D by notifying Landlord in writing, on or before December 1, 2000, of Tenant's election. Tenant's election shall be accompanied by a detailed list or schedule of those items of construction, the payment for which Tenant wishes to be responsible ("Warm Shell Construction Items"). If Tenant timely notifies Landlord of its election, the definition of Building Shell to be delivered by Landlord to Tenant, as provided in Exhibit D-2 attached hereto shall not include the Warm Shell Construction Items. The remaining items in the Building Shell which are not so designated as Warm Shell Construction Items shall be collectively referred to as "Cold Shell Construction Items." Within thirty (30) days after Landlord's receipt of Tenant's notice, Landlord shall provide to Tenant a schedule of estimated costs associated with the Warm Shell Construction Items. Within fifteen (15) days after Tenant's receipt of Landlord's cost estimate, Tenant may elect to revoke its earlier notice and elect to include any Warm Shell Construction Items so designated by Tenant as part of the Building Shell for which Landlord is responsible. If Landlord does not receive any notice from Tenant during such 15-day period, then Tenant shall be conclusively presumed to have disapproved the cost estimate for each of the Warm Shell Construction Items. Subject to the other terms and conditions of this provision, if Tenant exercises its rights hereunder and timely notifies Landlord as provided above, Landlord shall complete the Warm Shell Construction Items at Tenant's sole cost and expense, but in accordance with the approved construction budget, and the Warm Shell Construction Items shall be part of the Tenant Improvements and not part of the Building Shell construction by Landlord. Tenant shall pay to Landlord the estimated cost of the Warm Shell Construction Items as follows: (a) fifty percent (50%) of the estimated cost of the Warm Shell Construction Items within fifteen (15) days after Tenant's acceptance of Landlord's cost estimate of the Warm Shell Construction Items, (b) forty percent (40%) of the estimated cost upon presentation of invoices and receipts by Landlord evidencing the construction of additional Warm Shell Construction Items by Landlord and (c) the final ten percent (10%) (or such other balance owed by Tenant) of the estimated cost upon Substantial Completion of the Warm Shell Construction Items by Landlord. Landlord and Tenant agree to reconcile the actual costs of the Warm Shell Construction Items once the actual costs are known by Landlord. Base Rent during the initial Term shall be reduced by the amount of the Warm Shell Construction Costs paid by Tenant amortized over the initial Term at nine percent (9%) interest per annum.

EXHIBIT D-1

GENERAL BUILDING DESCRIPTION

The project will consist of two five story office buildings, one single story 2,500 square foot retail building and a two level parking structure. The office buildings will total approximately 204,500 square feet with approximately 110,000 square feet in Building One with a typical floorplate size of approximately 22,000 square feet, and 94,500 square feet in Building Two with a typical floorplate size of approximately 19,000 square feet. the concrete parking structure will be designed to accommodate approximately 656 parking spaces with 647 allocated to office and 9 allocated to retail.

The office buildings will be constructed with steel supporting beams and columns, concrete slab on grade, steel and concrete composite suspended deck floors and roof. The exterior material will consist of either brick veneer panels or glass fiber reinforced concrete panels (GFRC) for spandrels and column covers, spandrel glass or metal panel in selected spandrel areas, and insulated glass with a light tint. The rooftop mechanical equipment will be concealed by a penthouse screen constructed of EIFS or metal panel.

The attached illustrations represent examples of designs currently under consideration.

EXHIBIT D-2

BUILDING SHELL

Description of Base Building and Tenant Improvements

A. Base Building (Core & Shell)

  Building Systems

  1.1 Building fully enclosed and water tight, including all foundations, structure, exterior wall and window systems, and roof.

  1.2 Fully operational mechanical plant providing conditioned air to all floors. A condenser water loop for use by tenant-installed supplemental cooling systems will be accessible from all office floors.

  1.3 Fully operational main electric service including main switchboard and panel(s) serving tenant power and lighting loads as well as main building mechanical loads.

  1.4 Access at washrooms to domestic water, drainage and vent systems with valve taps for water and capped stubs for vent and waste.

  1.5 Fully functional elevators with finished cabs.

  1.6 Fully operational life safety system including main panels and controls; Life safety system distribution (smoke detectors, annunciators, strobes, etc.) as required by code for common areas.

  1.7 Exits and stair cores with paint finish walls and rated door assemblies, fully code compliant for undivided occupancy.

  1.8 Base building compliant with all applicable building codes, including Title 24 and ADA.

  Ground Floor and Lower Level Common Areas

  2.1 Base Building shall include all ground floor common area facilities, including finished lobby, telecommunications point of presence room, main switch gear room and other facilities required to service the entire Building. All such rooms to be finished and operational.

  Tenant Floors

  3.1 One finished men's and women's restroom on each floor of the Building meeting all applicable codes; finished with ceramic tile floors and ceramic tile on wet wall with washable vinyl wallcovering or washable paint on all other walls; drywall with lighting, fire sprinklers and smoke detectors installed; metal toilet partitions and urinal screens with baked enamel finish; stainless steel accessories provided per code including toilet paper holders, recessed paper towel dispensers and receptacles, liquid soap dispensers, sanitary napkin dispensers and disposals; stone lavatory counters; and exhaust system for restrooms installed per code.

  3.2 One telecommunications room per floor, drywall taped and sanded, lighting ceiling and ventilation as required, with six four inch empty conduits connecting each main telecommunications room to its associated main riser closet stack. Conduit sleeves shall be provided between stacked telecommunications rooms.

  3.3 One electrical room per floor, drywall taped and sanded, lighting and ceiling as required, ventilation as required for any landlord installed equipment (e.g., step down transformer), lighting and convenience panels connected to main service; office floor power density provided for lighting (1.5 VA/usf ); and office equipment (4.0VA/usf).

  3.4 Core walls taped and sanded, ready for tenant finish; perimeter walls taped and sanded, ready for tenant finish.

  3.5 HVAC distribution stubbed at vertical supply shaft with fire damper provided.

  3.6 Life safety system distribution as required for undivided occupancy i.e. elevator lobby smoke detectors, strobes, pull boxes, exit signs, emergency power distribution as required by code for undivided occupancy; code required smoke doors on hold-opens primed, ready for tenant finish.

  3.7 Fire sprinklers distributed for undivided occupancy with upturned heads.

B. Tenant Improvements

The scope of Tenant's Work will consist of all construction within the Premises not included in the shell and core scope of work. By illustration, Tenant's Work would include but not be limited to: window coverings; tenant partitions; doors; telecommunication distribution beyond the ground floor point of presence room; ceilings; lighting; sprinkler drops and heads, HVAC distribution (e.g., ductwork, VAV boxes, diffusers and grilles, thermostats and on-floor controls; electrical distribution beyond the on-floor panel; carpeting and other flooring, all drywall partitions including area separation and fire corridor partitions, if required; etc.

EXHIBIT D-3

SCHEDULE OF DEVELOPMENT, DESIGN AND CONSTRUCTION

Event	Date

Submission of Tenant's Space Plans by Tenant to Landlord	on or before November 16, 2001

Landlord to complete review and approval or disapproval of Tenant's Space Plans	within five (5) days after Landlord's receipt of Tenant's Space Plans

Tenant to submit Construction Documents	within forty (40) days after approval of Tenant's Space Plans

Landlord to complete review and approval of Construction Documents	within five (5) days after Landlord's receipt of Construction Documents

Tenant to submit revised Construction Documents and Final Construction Documents	within five (5) days after Tenant's receipt of Landlord's comments

Construction Bid Solicitation Date (construction packages to sub-contractors)	within three (3) days after approval of Final Construction Documents

Bid Period	twenty-one (21) days after Construction Bid Solicitation Date

Construction Bid Acceptance Date (Landlord and Tenant approve sub-contractors based upon bids received)	within five (5) days after construction packages distributed to sub-contractors

Construction Start Date	within five (5) days after Tenant approves sub-contractors

Target Date for Substantial Completion of Tenant Improvements	Building One: September 12, 2002 Building Two: October 10, 2002

EXHIBIT E

ADDITIONAL PROVISIONS

  Renewal Option.

    Tenant shall have the right to extend the Term (the "Renewal Option") for two (2) additional periods of five (5) years each commencing on the day following the Termination Date of the then expiring Term (each a "Renewal Term"), if:

      Landlord receives notice of exercise of the Renewal Option ("Initial Renewal Notice") not less than twelve (12) full calendar months prior to the expiration of the then expiring Term and not more than eighteen (18) full calendar months prior to the expiration of the then expiring Term; and

      Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Renewal Notice or at the time Tenant delivers its Binding Notice (as hereinafter defined); and

      Not more than 50% of the Premises (as expanded, if applicable) is sublet (except in connection with a Permitted Transfer) at the time that Tenant delivers its Renewal Notice or at the time Tenant delivers its Binding Notice; and

      The Lease has not been assigned (except in connection with a Permitted Transfer) prior to the date that Tenant delivers its Renewal Notice or prior to the date Tenant delivers its Binding Notice; and

      Tenant executes and returns the Renewal Amendment (hereinafter defined) within fifteen (15) days after its submission to Tenant.

    The initial Base Rent rate per rentable square foot for the Premises during the Renewal Term shall equal the greater of (i) the Base Rent value payable during the final year of the then expiring Term and (ii) the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises.

    Tenant shall pay Additional Rent for the Premises during each Renewal Term in accordance with Article IV of the Lease.

    Within thirty (30) days after receipt of Tenant's Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the applicable Renewal Term. Tenant, within fifteen (15) days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the applicable Renewal Term, shall either (i) give Landlord final binding written notice ("Binding Notice") of Tenant's exercise of its option, or (ii) if Tenant disagrees with Landlord's determination, provide Landlord with written notice of rejection (the "Rejection Notice"). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such fifteen (15) day period, Tenant's Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market Base Rent rate for the Premises during the Renewal Term. Upon agreement Tenant shall provide Landlord with Binding Notice and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market Base Rent rate for the Premises within thirty (30) days after the date on which Tenant provides Landlord with a Rejection Notice, Tenant, by written notice to Landlord (the "Arbitration Notice") within five (5) days after the expiration of such thirty (30) day period, shall have the right to have the Prevailing Market rate determined in accordance with the following procedures. If Tenant fails to exercise its right to arbitrate, the Renewal Option shall be deemed to be null and void and of no further force and effect. If Tenant provides Landlord with an Arbitration Notice, Landlord and Tenant, within ten (10) days after the date of the Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate (collectively referred to as the "Estimates"). If the higher of such Estimates is not more than one hundred five percent (105%) of the lower of such Estimates, then Prevailing Market rate shall be the greater of (i) the average of the two Estimates and (ii) the Base Rent rate payable during the final year of the initial Term. If the Prevailing Market rate is not resolved by the exchange of Estimates, Landlord and Tenant, within seven (7) days after the exchange of Estimates, shall each select a appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least five (5) years experience within the previous ten (10) years as a real estate appraiser working in the San Mateo vicinity with working knowledge of current rental rates and practices. For purposes of this Lease, an "MAI" appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an "ASA" appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar). Upon selection, Landlord's and Tenant's appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises; provided such Estimate is greater than the Base Rent rate payable during the final year of the initial Term. If either Landlord or Tenant fails to appoint an appraiser within the seven day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market rate within the twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two (2) appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the appraiser shall make his determination of which of the two Estimates most closely reflects the Prevailing Market rate and, provided such Estimate is greater than the Base Rent rate payable during the final year of the initial Term, such Estimate shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises. If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons, provided they have had no dealings with Landlord or Tenant within the immediately preceding twelve (12) month period, to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts reasonably retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert. In the event that the Prevailing Market rate has not been determined by the commencement date of the Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect for the Premises until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted, if necessary, to the commencement of the Renewal Term. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments until the entire amount of such overpayment has been credited against Base Rent.

    If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the "Renewal Amendment") to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. The Renewal Amendment shall be:

      sent to Tenant within a reasonable time after receipt of the Binding Notice; and

      executed by Tenant and returned to Landlord in accordance with paragraph I.A.5 above.

    An otherwise valid exercise of the Renewal Option shall, at Landlord's option, be fully effective whether or not the Renewal Amendment is executed.

    For purpose hereof, "Prevailing Market" shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Buildings and office buildings comparable to the Buildings in the greater San Mateo vicinity for tenants of comparable financial strength and size. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease, such as rent abatements, construction costs and other concessions and the manner, if any, in which the Landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under this Lease. The Prevailing Market Rate shall not take into account the value added by improvements constructed by or for Tenant, including the value of an Additional Cost or Tenant's contribution to construction of the Building Shell.

  Parking.

  Tenant shall have the right to use the parking areas serving the Buildings free of charge during the Term of this Lease. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord in the use of the parking facilities. Landlord reserves the right in its absolute discretion to determine whether the parking facilities are becoming overburdened and to reconfigure the parking area and modify the existing ingress to and egress from the parking areas as Landlord shall deem appropriate so long as Landlord does not materially reduce the number of parking spaces serving the Buildings.

  Signage.

  Tenant shall have the exclusive right to install and maintain, at its sole cost and expense, building or crown signage on both Buildings and identification monument signage on the monument at the Project provided by Landlord, subject to the following terms and conditions:

  a. The location, design, construction, size and all other aspects of such signage shall be subject to Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed, it being the understanding of the parties that Tenant's signage shall be prominent and consistent with Tenant's current or expected signage at the Bridgepointe Complex and 1855-75 South Grant Avenue, in San Mateo, California.

  b. The expense of installing, constructing, maintaining and removing the sign shall be the sole cost and expense of Tenant and shall be paid directly by Tenant. Tenant shall be responsible for all costs and expenses associated with such signage and Tenant shall promptly repair any damage to the Buildings or the Project resulting from the installation, construction, maintenance or removal of such signage, normal wear and tear, fire or other casualty excepted.

  c. Tenant hereby agrees to indemnify and hold Landlord harmless for any cost, expense, loss or other liability associated with the installation, construction, maintenance and removal of such signage.

  d. If Tenant requests any assignment or subletting of this Lease, Tenant's rights with respect to such signage as contained in this paragraph shall not be transferable or assignable to an assignee or subtenant (other than in connection with a Permitted Transfer) without the express prior written consent of Landlord which consent may be granted, withheld or conditioned in Landlord's sole and absolute discretion.

  e. Upon the expiration or earlier termination of this Lease, Tenant shall promptly remove the signage and reimburse Landlord for all costs and expenses associated with any damage to the Buildings or Project caused by such removal.

  f. Tenant's rights hereunder and such signage shall be subject to (and Tenant shall comply with) all governmental rules, regulations, ordinances and laws applicable to such signage.

  g. If Landlord terminates the Lease with respect to all (or substantially all of the Premises in one Building or more), (i) Tenant's building signage rights with respect to such building shall also terminate and the other provisions of this special stipulation with respect to removal of the sign shall apply and (ii) Landlord shall have the right to place one (1) or more other tenants' names on the monument sign; provided, however, Tenant's name shall continue to be the upper most name as long as Tenant leases and occupies more rentable square footage of any other single tenant in the Project.

  Tenant's Termination Right.

  In the event that Landlord fails to commence construction of the Buildings on or before December 15, 2001 (the "Construction Commencement Date"), for any reason other than a Tenant Delay, Tenant shall have the right to terminate this Lease by written notice to Landlord. Such termination notice must be given by Tenant, if at all, on or before fifteen (15) days after the Construction Commencement Date. If Tenant timely exercises such termination right, this Lease shall terminate effective as of Landlord's receipt of Tenant's notice of such election, all liabilities and obligations of Landlord and Tenant shall cease as of such date and Landlord shall promptly refund the prepaid rent to Tenant. If Tenant timely exercises such termination right, this Lease shall terminate effective as of Landlord's receipt of Tenant's notice of such election, all liabilities and obligations of Landlord and Tenant shall cease as of such date and Landlord shall promptly refund the prepaid rent to Tenant.

  Retail Space.

  Landlord and Tenant acknowledge and agree that one of the Buildings will contain approximately 2,000 rentable square feet of retail space (the "Retail Space") and that Landlord and Tenant desire to add the Retail Space to the Premises for use by Tenant as an in house child care facility. Landlord shall use reasonable efforts to cause the City of San Mateo to approve the use of the Retail Space as an in house child care facility. In the event the City so approves such use, Landlord shall notify Tenant in writing and upon such notification the Retail Space shall be added to the Premises for all purposes, without further action by either Landlord or Tenant, including the payment of Base Rent and the Tenant Improvement Allowance.